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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                ITT DESTINATIONS, INC.                                              ITT CORPORATION
                ----------------------                                              ---------------

(Exact Name of registrant as specified in its charter)           (Exact Name of registrant as specified in its charter)


                        Nevada                                                          Delaware
------------------------------------------------------           ------------------------------------------------------
       (State of incorporation or organization)                         (State of incorporation or organization)


                      88-0340591                                                       13-5158950
------------------------------------------------------           ------------------------------------------------------
         (I.R.S. Employer Identification No.)                             (I.R.S. Employer Identification No.)


              1330 Avenue of the Americas                                     1330 Avenue of the Americas
                      New York, NY                                                    New York, NY
--------------------------------------------------------       ---------------------------------------------------------
       (Address of principal executive offices)                         (Address of principal executive offices)


                         10019                                                            10019
                     ------------                                                     ------------
                      (Zip Code)                                                       (Zip Code)


     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. /X/

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

     Securities to be registered pursuant to Section 12(b)         Securities to be registered pursuant to Section 12(b)
                        of the Act:                                                     of the Act:

                            Name of each exchange on which                                         Name of each exchange on
   Title of each class             each class is to               Title of each class               which each class is to
   to be so registered               be registered                to be so registered                    be registered
   -------------------      ------------------------------     --------------------------          ------------------------
6 1/4% Notes Due            New York Stock Exchange            Guarantees of the 6 1/4% Notes      New York Stock Exchange
November 15, 2000                                              Due November 15, 2000
6 3/4% Notes Due            New York Stock Exchange            Guarantees of the 6 3/4% Notes
November 15, 2005                                             Due November 15, 2005                New York Stock Exchange
7 3/8% Debentures Due       New York Stock Exchange            Guarantees of the 7 3/8%
November 15, 2015                                              Debentures Due November 15,
7 3/4% Debentures Due       New York Stock Exchange            2015                                New York Stock Exchange
November 15, 2025                                             Guarantees of the 7 3/4%
                                                               Debentures due
                                                               November 15, 2025                   New York Stock Exchange

     Securities to be registered pursuant to Section 12(g)           Securities to be registered pursuant to Section 12(g)
                          of the Act:                                                     of the Act:
                             None                                                             None

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                                                                              2


Item 1.  Description of Registrants' Securities to be Registered.

         The title of each class of debt securities to be registered hereunder is "6 1/4% Notes Due November 15, 2000", "6 3/4% Notes Due November 15, 2005", "7 3/8% Debentures Due November 15, 2015" and "7 3/4% Debentures Due November 15, 2025" (collectively, the "Debt Securities"). In addition, "Guarantees of the 6 1/4% Notes Due November 15, 2000", "Guarantees of the 6 3/4% Notes Due November 15, 2005", "Guarantees of the 7 3/8% Debentures Due November 15, 2015" and "Guarantees of the 7 3/4% Debentures Due November 15, 2025" (collectively, the "Guarantees") are registered hereunder. There is incorporated herein by reference the description of the Debt Securities and Guarantees set forth under the caption "Description of Debt Securities" in the Prospectus, dated November 16, 1995, filed as Exhibit 1.01 herewith.


Item 2.  Exhibits.

         1.01 Prospectus dated November 16, 1995 and Prospectus Supplement dated November 17, 1995, included in the registrants' Registration Statement on Form S-3 (File No. 33-63445), as amended by Amendment No.1 filed with the Securities and Exchange Commission on November 9, 1995, Amendment No. 2 filed with the Securities and Exchange Commission on November 16, 1995 and Amendment No. 3 filed with the Securities and Exchange Commission on November 16, 1995.

         4.01 Indenture (incorporated by reference to Exhibit 4(a)(i) to the registrants' Registration Statement on Form S-3 (File No. 33-63445)).
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                                   SIGNATURE


                 Pursuant to the requirement of Section 12 of the Securities Exchange Act of 1934, the registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereto duly authorized.


                                        ITT DESTINATIONS, INC.


                                        By: /s/  Robert A. Bowman
                                            -------------------------
                                            Robert A. Bowman


                                        ITT CORPORATION


                                        By: /s/  Robert A. Bowman
                                            -------------------------
                                            Robert A. Bowman


Dated: November 20, 1995